TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT is made and entered into this 4th day of December, 1998 by and between Ultralife Batteries, Inc. (hereinafter referred to as "UBI") and PGT Energy Corporation (hereinafter referred to as "PGT").

                                 WITNESSETH THAT

WHEREAS, UBI and PGT have entered into a Joint Venture Agreement on the 10th day of October 1998 (hereinafter referred to as "the JV Agreement") in which UBI and PGT agree to jointly establish a Joint Venture Company in Taiwan, ROC with the company name Ultralife Taiwan, Inc., (hereinafter referred to as "UTI",) such that UTI shall engage in the manufacture, distribution, sales and R&D of lithium-ion solid polymer rechargeable batteries, the parties have further entered into an amendment thereof on the 4th day of December 1998, (hereinafter referred to as "the Amendment";) after UTI is legally incorporated , all rights and obligations of PGT provided in this Agreement shall be immediately assigned to and assumed by UTI.

WHEREAS, subject to successful establishment and incorporation of UTI as defined in the JV agreement, UBI and UTI agree to set guidelines so that the current UBI technology transfer can be conducted most smoothly and efficiently.

WHEREAS, UBI has been engaged in the manufacture, use and sale of lithium solid polymer rechargeable batteries, and has through its research and development and general experience acquired certain confidential, proprietary, and technical information, data, material and know-how, with respect to such batteries.

WHEREAS, UTI desires to obtain from UBI, and UBI is willing to disclose to UTI, for the use of its current technical information, data, material and know-how for the purpose of developing, manufacturing, and selling such batteries on the terms and conditions set forth herein;

WHEREAS, UBI desires UTI, as an affiliate of UBI, to develop and manufacture for UBI such batteries, using UBI's current lithium ion solid polymer technology, for sale and distribution by UBI in sales regions as defined in the JV agreement by the parties; and

NOW, THEREFORE, in consideration of the covenants and mutual benefits and obligations contained herein, the parties agree as follows:

Article 1 - Definitions:

      As used throughout this Agreement, the following terms shall have the meanings indicated:

1.1   "UBI" shall mean Ultralife Batteries, Inc., as hereinafter defined;

1.2   "UTI" shall mean Ultralife Taiwan , Inc., as hereinafter defined;

1.3 "Products" shall mean Solid Polymer Battery system consisting of but not limited to UBI's current LiMn2O4 based cathode, graphite anode and UBI's proprietary solid polymer separator;

1.4 "Technology" shall mean all necessary technical information , data, material, know-how, and designs of machinery owned, developed or controlled by UBI at the effective date, including any patent or patent applications in any way related to the manufacture or use of the Product, for:

1.4.1 the design, manufacture, testing, failure analysis, reliability, use and sale of the Product;

1.4.2 the design and layout of a plant for the manufacture and use of the Product;

1.5  "UBI's plant" shall mean UBI's plant located at Newark, New York;

1.6 "UTI's plant" shall mean UTI's plant located at Science-Based Industrial Park,Hsinchu,Taiwan, ROC;

1.7 "Services" shall mean plant supervision, equipment evaluation , equipment installation and hook-up to utilities provided by UTI, set-up operation, and bring up operation assisted by UBI for UTI at UTI's plant pursuant to this Agreement;

1.8   "Effective Date " shall mean the date of execution of this Agreement;

1.9   "TTC" shall mean technology transfer coordinator for both parties.

Article 2-Technology Transfer and Disclosure

2.1   Initial Disclosure of Technology

      Within 60 days after the incorporation of UTI, UBI shall furnish to UTI in English, duplicate copies of the following Technology:

2.1.1 Product specification. The specification shall include the most advanced available technology developed by UBI;

2.1.2 Cost analysis for the Product specified on 2.1.1;

2.1.3 Chemical and raw material list, specification, and quantities of consumable for the production of the Product;

2.1.4 Detailed Product process flow, process recipe and inspection criteria for UBI's Product;

2.1.5 UBI's current QA(quality assurance) laboratory layout and instrument list;

2.1.6 Product reliability testing check list , procedures and conditions;

2.1.7 UBI's most current Product process equipment list, specifications, drawings, blueprints, quotations and the list of suppliers for such equipment;

2.1.8 De-ionized or reverse osmosis water specifications and dry room specification for the production of the Product;

2.1.9 Technical information relating to devices, instruments, computer systems used for the design and development efforts;

2.1.10 Any recommendations for the selection and the improvement of the current production equipment, and the plant layout for the production capacity of approximately 2- 4 million watt-hours per month.

2.2   Other Assistance:

      UBI shall provide the following efforts for the efficient transfer of the
      Technology:

2.2.1 Assistance in obtaining such special tooling and equipment as may be necessary;

2.2.2 Negotiation to obtain all the necessary technology licences and authorizations in the most cost-effective manner;

2.2.3 Obtaining quality control of parts and materials offered by suppliers of UBI;

2.2.4 Advise and consultation on the selection of key personnel;

2.2.5 Advise and special interpretation for the specifications and other materials supplied by UBI;

2.2.6 Samples shall be supplied in accordance with the current UBI sample policy;

2.2.7 Assistance in evaluation and development of equipment specifications and requirements;

2.2.8 Any other assistance which may be required or desired by UTI and which UBI is able and willing to render in order to implement the purpose of this Agreement.

2.3   Training

      UBI shall provide up to 100 man-days of instructional training and 100 man-days of on-the-job experience to engineers from UTI at UBI's facilities. These training sessions shall be arranged at reasonable intervals and convenient times mutually agreed by the parties.

2.4   Technical Assistance

      UBI shall provide reasonable efforts to assist UTI in the start up of the manufacturing of the product, including but not limited to the following:

2.4.1 The definition, specification development, selection of suppliers and the delivery schedule for the equipment and materials;

2.4.2 Assistance in the integrating of all equipment and equipment systems at UTI's plant for all equipment installation, hook-ups, qualification and acceptance, module process development, pilot run, reliability test by having UBI's TTC coordinate the technology transfer at UBI's production facility in Newark, New York for a period of 4-6 months after the signing of this agreement. At the end of this period, UBI's TTC will relocate to Taiwan and will become an employee of UTI as UTI's TTC. UBI will then designate another employee to serve as UBI's TTC. Additional UBI personnel shall assist the TTC as needed and mutually agreed by the parties. UTI is responsible for all transportation, hotel and board expenses for this technical assistance.

2.4.3 Assistance in providing technical know how and experience in developing products meeting potential customers' specification.

2.5   Observance of Instruction

      Each party shall cause its engineers or trainees dispatched to the other party, as the case may be, to observe the other party's regulations, directions and instructions while on the other party's premises in order to prevent accidents and other hazards. Each party shall be liable for any injury or damage caused to the other party or its employees on account of any acts or omissions of its engineers or trainees, as the case may be, which are contrary to the other party's regulations, directions and/or instructions and shall hold the other party harmless from and shall indemnify the other party for any claim by a third party with respect to injury and/or damage caused to that third party on account of any such acts or omissions.

2.6   Handling of Casualties

      In the event that either party's engineers or trainees, as the case may be, dispatched to the other party become ill or are injured, the other party shall immediately notify the party dispatching such engineers or trainees, and shall arrange for proper medical care and hospitalization, if necessary. Further, in the event that on account of illness or injury the said engineers or trainees are unable to provide technical assistance or receiving training, as the case may be, the other party shall immediately notify the party dispatching such engineers or trainees, and the parties shall mutually determine the appropriate action to be taken.

Article 3 - Technology Bonus

      In consideration for the transfer and disclosure of the Technology pursuant to Article 2, UTI shall pay to UBI a technology bonus of US$2,500,000 as set forth in the Joint Venture Agreement.

Article 4 - Improvement

4.1 During the term of this agreement, UBI agrees to periodically disclose and exchange with UTI any improvement to the technology or product developed or acquired by UBI during the term hereof (except as provided in 4.3 below). The information exchange shall be limited to technology related to yield improvement, energy density, cycle life, fade optimization, shelf life improvement, stand life improvement, temperature improvement, cost reduction, and safety.

4.2 In the event that any such improvement to the Technology or Product is patenable and should any patent be applied for during the term of this agreement by either party, the patent shall be owned by the respect party, and the other party shall be entitled to have the free access of such improvement.

4.3 UTI shall be invited to participate in the R&D efforts of UBI. The R&D efforts may include the development of new materials, tolerance for the extremely high and low temperatures, new technology in packaging materials, aerospace cells, etc. UTI shall have free access to new technology if UTI contributes, in advance of the development, 50% of the cost or efforts agreed by partners for such development.

Article 5 - Patent Infringement

      UBI represents that, as of the date of this agreement and to the best of its knowledge, its current technology does not infringe on any U.S. or foreign patents. For the duration of this agreement, UBI will assist UTI in the defense of any action against UTI by a third party claiming patent infringement. UBI's assistance will be in the form of transfer of information supportive of UTI's defense. In the event UBI is alleged to infringe on the patent of a third party during the duration this agreement, UBI will use reasonable efforts to extend to UTI, as its affiliate, the benefits of any settlement provisions that would insulate UTI from a separate action by such third party.

Article 6 - Return of Technology

      This agreement and the authorization granted from UBI to UTI for the Manufacturing of the Product are automatically terminated if UTI is ceased to exist or during the terms of this Agreement, the JV Agreement is terminated. UTI shall promptly return to UBI all written information concerning and relating to the product specification, equipment design and specification, plant lay-out, quality control procedures, business development plan, and other written confidential information that is obtained from UBI.

Article 7 - Notice

      Any and all notices given by either party to the other party shall be in writing sent by facsimile transmittal (with same day mailed confirmation) or by prepaid registered airmail (return receipt requested) , and shall be deemed served on the date actually received by the other party. Such notices shall be addressed respectively:

As to UBI:       Ultralife Batteries, Inc.
                 160 Summit Avenue, Montvale, New Jersey 07645 U.S.A.
Attention:       Bruce Jagid, CEO
Fax. No.:        201-930-1144

As to UTI:       Ultralife Taiwan , Inc.
                 5th Fl., No.6 Lih-sing Road, Science-Based Industrial Park,
                 Hsinchu, Taiwan, ROC
Attention:       R.T. Lo, President
Fax. No.:        886-3-5785555

Or to any other address or Fax. No. which the parties may have subsequently communicated to the other party in writing.

Each party hereto agrees that upon receipt of any notice which is designated as an "Official Notice" for the other party, it shall confirm receipt of such official notice by return facsimile to the other party.

Article 8 - Waiver

No waiver by either party of any breach of any of the terms or conditions herein provided to be performed by the other party shall be construed as a waiver of any subsequent breach, whether of the same of any other term or condition hereof.

Article 9 - Severability

If any provision of this agreement shall, to any extent, be unlawful, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be lawful, valid and enforceable to the fullest extent permitted by law; provided, however, that if such unlawfulness, invalidation or unenforceability substantially injures the rights and interests of either party hereunder, the parties hereto shall re-negotiate this Agreement in good faith.

Article 10 - Term of Agreement

The term of this agreement shall be three (3) years. It may be renewed for an additional two (2) year period upon the mutual consent of both parties.

The validity, construction and performance of this Agreement shall be determined, construed, and interpreted in accordance with the laws of the Republic of China. IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year hereinabove set forth.


Ultralife Batteries, Inc.                             PGT Energy Corporation

BY: /s/ Bruce Jagid                                   BY: /s/ J.F. Hsu
    ---------------                                       ------------
Name: Bruce Jagid                                     Name: J.F. Hsu

Title: Chairman & Chief Executive Officer             Title: Chairman

Date: 12/4/98                                         Date: 12/4/98
      -------                                               -------
                                                                               6